As filed with the Securities and Exchange Commission on July 11, 2023

Registration No. 333-273100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rise Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1311	80-4121729
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8911 N. Capital of Texas Highway, Suite 4200

Austin, Texas 78759

Telephone: (512) 615-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly Hoffman, Chief Executive Officer

Daniel Wilson, President and Chief Operating Officer

Rise Oil & Gas, Inc.

8911 N. Capital of Texas Highway, Suite 4200

Austin, Texas 78759

Telephone: (512) 615-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas V. Getten Michael J. Hoffman Sr. Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 Telephone: (713) 229-1234	Rick A. Werner Bruce Newsome Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Telephone: (212) 659-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-273100) (the “Registration Statement”) is being filed solely for the purpose of filing Exhibits 5.1 and 5.2 (and Exhibits 23.2 and 23.3 included therein). No changes or additions are being made hereby to the Prospectus included in Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of this Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except for the SEC registration fee, the FINRA filing fee and the listing fee.

Amount
Securities and Exchange Commission registration fee		$1,330.67
FINRA filing fee		$3,087.50
initial listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

As a Nevada corporation, we are generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under Section 78.7502 of the NRS generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

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Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our amended and restated articles of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at our request as a director, of another corporation or enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent permitted by the NRS and Nevada law.

We intend to enter into indemnification agreements with each of our directors and officers in the form attached to this registration statement as Exhibit 10.1. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement that we enter into in connection with this offering, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by since our inception on June 21, 2021. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

●	On June 23, 2021, we issued 1,000 shares of our common stock to our founders at a price of $0.001 per share, for aggregate net proceeds of $1.00, pursuant to Section 4(a)(2) of the Securities Act.

●	On January 26, 2022, we issued 11,165,667 shares of our common stock to our founders at a price of $0.001 per share, for aggregate net proceeds of $11,165.67, pursuant to Section 4(a)(2) of the Securities Act.

●

On January 26, 2022, we launched the 2022 Private Placement pursuant to Rule 506(b) of the Securities Act. In the 2022 Private Placement, we sold 5.6 million shares of our common stock for $1.00 per share, resulting in aggregate net proceeds to Rise of $5.52 million (after the payment of offering expenses). The 2022 Private Placement was completed on November 4, 2022.

●

On March 30, 2023, we entered into consulting services agreements pursuant to which we are obligated to issue 300,000 shares of our common stock to oil and gas consultants in consideration for ongoing prospect identification and geoscience consulting services pursuant to Section 4(a)(2) of the Securities Act. We intend to issue such 300,000 shares of our common stock in July 2023.

●	On April 14, 2023, we launched the 2023 Private Placement pursuant to Rule 506(b) of the Securities Act. In the 2023 Private Placement, we sold 1,115,000 shares of our common stock for $1.00 per share, resulting in aggregate net proceeds to Rise of $1.09 million (after the payment of offering expenses). The 2023 Private Placement was completed on June 21, 2023.

The offer and sale of all securities listed in this Item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Rule 506(b) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation of Rise Oil & Gas, Inc. (effective prior to this offering)
3.2*	Bylaws of Rise Oil & Gas, Inc. (effective prior to this offering)
3.3*	Form of Amended and Restated Articles of Incorporation of Rise Oil & Gas, Inc. (to be effective upon the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of Rise Oil & Gas, Inc. (to be effective upon the closing of this offering)
4.1*	Form of Common Stock Certificate
4.2*	Form of Representative’s Warrant Agreement (included as an exhibit to Exhibit 1.1)
5.1	Opinion of McDonald Carano LLP
5.2	Opinion of Baker Botts L.L.P.
10.1*	Form of Indemnification Agreement with executive officers and directors
10.2*	Form of Subscription Agreement between Rise Oil & Gas, Inc. and private placement investors (2022)
10.3*	Form of Subscription Agreement between Rise Oil & Gas, Inc. and private placement investors (2023)
10.4*	Form of Executive Employment Agreement
10.5*	Form of Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
10.6*	Form of Restricted Stock Agreement for Non-Employee Directors under Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
10.7*	Form of Time-Based Restricted Stock Award Agreement under Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
23.1*	Consent of RSM US LLP, independent registered public accounting firm
23.2	Consent of McDonald Carano LLP (included in Exhibit 5.1)
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page)
99.1*	Consents of Director Nominees
107	Filing Fee Table

*	Previously filed.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that it will:

(1)	for the purpose of determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

(2)	for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this July 11, 2023.

RISE OIL & GAS, INC.

By:	/s/ Kelly Hoffman
Kelly Hoffman
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Kelly Hoffman	Chief Executive Officer and Director
Kelly Hoffman	(principal executive officer)	July 11, 2023

*	Chief Financial Officer and Treasurer
Brian Feldott	(principal financial officer and principal accounting officer)	July 11, 2023

*	President, Chief Operating Officer and Director
Daniel Wilson		July 11, 2023

*	Kelly Hoffman hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated persons for who he is attorney-in-fact, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of Rise Oil & Gas, Inc. filed with the Securities and Exchange Commission on July 3, 2023.

* By:	/s/ Kelly Hoffman	Attorney-in-Fact
	Kelly Hoffman		July 11, 2023

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